UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

November 7, 2016

Date of Report (Date of earliest event reported)

QUANTUM MATERIALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52956	20-8195578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Hunter Road

San Marcos, Texas 78666

(Address of principal executive offices)

(713) 817-2675

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Financing of up to $3,000,000

From March 2016 to the date of this report, Quantum Materials Corp. (the “Company”) conducted a private offering, up to $3,000,000, consisting of 8% unsecured convertible promissory notes (the “Company Notes”) which may be voluntarily converted into shares of the Company’s common stock and five-year warrants (the “Company Warrants”) to purchase shares of the Company’s common stock. The securities are sold as units (“Units”), with each Unit consisting of a Company Note, in the principal amount of $1,000 and Company Warrants to purchase 4,166 shares of the Company’s common stock, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) promulgated thereunder.

On November 7, 2016, the Company entered into a Securities Purchase Agreement dated as of the same date, with a private investor (the “Investor”) for 200 Units (the “Securities Purchase Agreement”). The transaction closed on November 7, 2016. Each of the other accredited investors entered into a subscription agreement, pursuant to which such accredited investor agreed to purchase a certain number of Units upon acceptance by the Company (the “Subscription Agreement”). As of the date of this report, the Company has raised $1,965,000 in the offering through the issuance to accredited investors, including Investor, of the Company Notes totaling $1,965,000 of principal and the Company Warrants to purchase an aggregate of 8,186,190 shares of the Company’s common stock.

The Company Notes are due in two years and include interest at the rate of 8% per annum, due annually. The Company may prepay the Company Notes, in whole or in part, at any time upon notice, without penalty. The initial interest payment is due twelve months from the date of issuance of the Company Notes in cash or common stock (at the discretion of the Company) at $0.12 per share. The Company Notes provide for customary events of default such as failing to timely make payments under the Company Notes when due and the occurrence of certain fundamental defaults, as described in the Company Notes. In the event of default, interest shall accrue on the outstanding principal balance of the Company Notes at the lesser of (a) 10% per annum or (b) the highest rate permissible by law. The holders of the Company Notes may convert the Company Notes into shares of common stock, at any time and from time to time prior to the maturity date, at a price of $0.12 per share, subject to certain adjustments (the “Conversion Price”). The Company Notes will automatically convert into shares of common stock in the event (i) the Company’s common stock trades at or above 2.0 times the then applicable Conversion Price for a period of 30 consecutive trading days with minimum average trading volume of 250,000 shares per day over such period and (ii) the shares of common stock issuable upon conversion are freely-tradable by the holder thereof. Furthermore, in the event of a financing by the Company in an amount equal to or greater than $10,000,000, the Company Note shall be automatically converted into, at the discretion of the holder, either (i) shares of common stock (at the conversion price) or (ii) the next round of financing at a 20% discount to the next round of financing. The holder of the Company Note may covert the Company Note into shares of common stock at any time prior to the maturity date, at the Conversion Price.

The Company Warrant has an exercise price of $0.15. The Company Warrant shall be exercisable after the date of issuance and shall expire five years after the date of issuance, unless otherwise extended by the Company. The Company Warrant issued to the Investor includes cashless exercise rights.

Under the terms of the Company Note and Company Warrant issued to the Investor, at no time may the Company Note or Company Warrant issued to the Investor be converted into or exercised for shares of our common stock if such conversion or exercise would result in the Investor and its affiliates owning an aggregate of shares of our common stock in excess of 4.99% of the then outstanding shares of our common stock, provided such percentage may increase to 9.99% upon not less than 61 days prior written notice by the Investor.

The foregoing description of the Subscription Agreement, Company Note, Company Warrant, Securities Purchase Agreement, Company Note issued to Investor and Company Warrant issued to Investor are qualified in their entirety by the full text of the forms of Securities Purchase Agreement, Company Note and Company Warrant, a copy of each which is attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6 respectively, and each of which is incorporated herein in its entirety by reference.

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above in Item 1.01is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

The Company Notes and the Company Warrants were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act, as amended and/or Regulation D promulgated thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Subscription Agreement
10.2	Form of 8% Convertible Promissory Note
10.3	Form of Warrant
10.4	Form of Securities Purchase Agreement
10.5	Form of 8% Convertible Promissory Note issued to Investor
10.6	Form of Warrant issued to Investor

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM MATERIALS CORP.

Date: November 9, 2016	By:	/s/ Craig Lindberg
	Name:	Craig Lindberg
	Title:	Chief Financial Officer